EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

KESTLER FINANCIAL GROUP, INC.

JASON A. KESTLER,

and

LADENBURG THALMANN ANNUITY INSURANCE SERVICES LLC

dated as of

August 31, 2018

(i)

(ii)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2018, by and among Kestler Financial Group, Inc., a Virginia corporation (“Agency”), Jason A. Kestler (“Kestler” and together with Agency, each a “Seller” and, collectively, “Sellers”), and Ladenburg Thalmann Annuity Insurance Services LLC, a Florida limited liability company (“Buyer”).

RECITALS

WHEREAS, Kestler owns all of the issued and outstanding capital stock in Agency (the “Shares”);

WHEREAS, Sellers are engaged in the business of brokering certain annuity and insurance products on behalf of insurance companies (the “Business”); and

WHEREAS, subject to the terms and conditions set forth herein, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase from Sellers, certain specified assets necessary to conduct the Business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.1(c).

“Action” means any claim (including, without limitation, any cross-claim, counter-claim, third party claim and any other claim), action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Net Revenue” has the meaning set forth in Section 2.7(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.10.

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“Annual Financial Statements” has the meaning set forth in Section 4.5.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Annual Sales Office Net Revenue” has the meaning set forth in Section 2.7(b).

“Annual Sales Office Net Revenue Statement” has the meaning set forth in Section 2.7(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Base Net Revenue” has the meaning set forth in Section 2.7(c)(i).

“Basket” has the meaning set forth in Section 8.10.

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of § 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller or any of their ERISA Affiliates has any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(f).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Birmingham, Alabama are authorized or required by Law to be closed for business.

“Buyer Closing Certificate” has the meaning set forth in Section 7.2(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cap” shall have the meaning set forth in Section 8.11.

“Closing” has the meaning set forth in Section 3.1.

“Closing Working Capital Statement” has the meaning set forth in Section 2.8(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“Direct Claim” has the meaning set forth in Section 8.4(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.9(c).

“Dollars” or “$” means the lawful currency of the United States.

“E&O Insurance” has the meaning set forth in Section 4.13(c).

“Earn-out Payment” has the meaning set forth in Section 2.7(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Seller or any of its Affiliates as a “single employer” within the meaning of § 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Existing Note” means that certain promissory note, dated as of November 29, 2016, by and between Jason A. Kestler and the Kestler Trust (as successor in interest to Thomas R. Kestler pursuant to that certain Allonge and Assignment of Promissory Note, dated as of December 1, 2016).

“Existing Note Balance” means the then-current outstanding principal balance under the Existing Note as of the date of Closing.

“Expense Sharing Agreement” has the meaning set forth in Section 3.2(a)(x).

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Funds Flow Summary” has the meaning set forth in Section 2.6(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Highland” means Highland Capital Brokerage, Inc., a Delaware corporation, an affiliate of Buyer.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Accountant” has the meaning set forth in Section 2.9(c).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Insurance Producer” means a licensed insurance agent appointed or contracted by, through or under any contract or arrangement between Sellers and any insurance company.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents, patent applications, and other patent rights; (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by a Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“Kestler Employment Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Knowledge of Seller” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kestler, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

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“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Lease” and “Leases” have the meaning set forth in Section 4.11(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which any Seller holds any exclusive or non-exclusive right or interest pursuant to a license, sublicense, or consent to use granted by any Person, which is necessary for or used in the conduct of the Business.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable out-of-pocket attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that the term “Losses” does not include, and neither party will be entitled to seek or recover from the other, punitive damages, except (a) in the event such Losses are in respect to damages paid to a third party or (b) with respect to any claim based on common law fraud or willful misconduct of one or both of the Sellers. In addition, Losses will be net of any insurance proceeds recoverable by the applicable Indemnitee, and if any claim for indemnification is based upon a Loss that is contingent only, the Indemnifying Party will not be liable to pay such claim unless and until such contingent Loss gives rise to an obligation to make a payment. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or effect that is, or reasonably could be expected to become, individually or in the aggregate, materially adverse to (a) the results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) compliance with the terms of, or the taking of any action required by this Agreement; (vi) any changes in applicable Laws or the interpretation of such Laws; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) the failure of the Business to meet or achieve the results set forth in any internal projection (e.g., if the underlying circumstances themselves would not have caused a Material Adverse Effect, the failure of the Business to meet internal projections or forecasts will not be a Material Adverse Effect). Provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or effect has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Note Release Agreement” has the meaning set forth in Section 3.2(a)(v).

“OSJ Assets” has the meaning set forth in Section 2.2(e).

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“Owned Intellectual Property” means all Intellectual Property that is owned exclusively by one or both of the Sellers.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.9.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.8(a)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Protected Producers” has the meaning set forth in Section 6.6(c).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.16.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means operating as a brokerage general agent, insurance marketing organization, or other insurance intermediary placing insurance products through insurance producers or through employees or agents of financial institutions, broker dealers, investment advisers or other similar financial or marketing organization.

“Resolution Period” has the meaning set forth in Section 2.9(b).

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Review Period” has the meaning set forth in Section 2.9(a).

“Richardson Agreement” has the meaning set forth in Section 3.2(a)(iv).

“Seller Closing Certificate” has the meaning set forth in Section 7.1(h).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Intellectual Property” means all Intellectual Property that is owned or licensed by any Seller and necessary for the conduct of the Business, including the Licensed Intellectual Property and the Owned Intellectual Property.

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“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.9(b).

“Sublease” has the meaning set forth in Section 3.2(a)(ix).

“Survival Date” has the meaning set forth in Section 8.1.

“Tail Coverage” has the meaning set forth in Section 6.5.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Kestler Employment Agreement, the Richardson Agreement, the Note Release Agreement, the Sublease, the Expense Sharing Agreement and the other agreements, instruments and documents included as exhibits or appendices thereto or otherwise required to be delivered at the Closing pursuant to Section 3.2 or otherwise.

“Undisputed Amounts” has the meaning set forth in Section 2.9(c).

ARTICLE II
PURCHASE AND SALE

Section 2.1. Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

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(a) the Contracts set forth on Section 2.1 of the Disclosure Schedules (the “Assigned Contracts”);

(b) all rights of the Sellers to compensation for all insurance transactions by Sellers or sub-producers of Sellers prior to the Closing Date;

(c) all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(d) all Seller Intellectual Property, including without limitation the rights to the name “Kestler Financial Group”;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property used in the operation of the Business (the “Tangible Personal Property”);

(f) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer and producer lists, customer purchasing histories, distribution lists, supplier lists, production data, strategic plans, internal financial statements, marketing and promotional surveys, insurance carrier and insurance product price lists and research (“Books and Records”); and

(g) all goodwill and the going concern value of the Business.

Section 2.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) all Contracts that are not Assigned Contracts;

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(d) all Benefit Plans and assets attributable thereto;

(e) the assets of the Sellers associated with the office of supervisory jurisdiction for Centaurus Financial Inc. / Securities America, Inc., including the d/b/a name “Branch Development Partners”, as more fully set forth on Section 2.2(e) of the Disclosure Schedules, and all goodwill associated therewith (the “OSJ Assets”).

(f) the assets, properties and rights specifically set forth on Section 2.2(f) of the Disclosure Schedules;

(g) the rights which accrue or will accrue to Sellers under the Transaction Documents;

(h) all shares of stock in the Agency;

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(i) all rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof;

(j) all insurance policies and rights thereunder, except to the extent specified in Section 2.1 above;

(k) all personal records and other records that one or more of the Sellers are required by Law to maintain in their possession; and

(l) all bank accounts of the Sellers.

Section 2.3. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable by Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Financial Statement or arose in the ordinary course of business consistent with past practice since the date of the Interim Financial Statement; and

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any one or all of Sellers on or prior to the Closing.

Section 2.4. Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, except as otherwise provided in Section 2.3 above, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for: (i) Taxes of a Seller (or any Affiliate of a Seller) or relating to the Business or the Purchased Assets in each case with respect to any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.8; or (iii) other Taxes of a Seller (or any Affiliate of a Seller) of any kind or description (including any Liability for Taxes of Sellers (or any Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

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(c) any Liabilities relating to or arising out of the Excluded Assets (including the OSJ Assets);

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing;

(e) any Liabilities of Sellers with respect to or otherwise arising from or payable to any present or former employees, officers, directors, retirees, independent contractors, consultants agent or producers of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(f) any Liabilities of Sellers associated with the Business for or with respect to any chargebacks or rebates payable to an insurance company or with respect to any insurance policy or financial product to the extent not accounted for on the Interim Financial Statements;

(g) any Liabilities of the Agency relating to the Business that arise from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Agency’s customers to Sellers on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(h) any Liabilities under any Contracts: (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) that do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(i) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions;

(j) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order; and

(k) any and all other Liabilities arising from or associated with the operation of the Business prior to the Closing Date.

Section 2.5. Purchase Price. The aggregate consideration for the Purchased Assets shall consist of the following (such aggregate amount, as adjusted, the “Purchase Price”): (a) the dollar amount of all amounts payable in connection with the Assumed Liabilities; (b) the Closing Cash Consideration; (c) the Deferred Cash Consideration; (d) the Earn-out Payments, if any, and (e) the amounts payable pursuant to the Promissory Note.

Section 2.6. Cash Consideration; Promissory Note.

(a) Closing Cash Consideration. On the Closing Date, Buyer shall pay Agency an amount equal to One Million Six Hundred-Seventeen Thousand Two Hundred Five and 29/100 Dollars ($1,617,205.29) (the “Closing Cash Consideration”) less any amounts in satisfaction of Liabilities of Sellers to be satisfied at or prior to the Closing and less any expenses or fees incurred by Sellers and paid from the Closing Cash Consideration in connection herewith, as detailed in the funds flow summary delivered in connection herewith (the “Funds Flow Summary”).

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(b) Deferred Cash Consideration. On the first (1st) anniversary of the Closing Date, Buyer shall pay Agency an amount equal to One Hundred Sixty-five Thousand Dollars ($165,000.00) (the “Deferred Cash Consideration”).

(c) Promissory Note. On the Closing Date, Buyer shall deliver to the Agency a promissory note, in the form attached hereto as Exhibit A, in an original principal amount equal to the Existing Note Balance (the “Promissory Note”).

Section 2.7. Earn-Out Payments.

(a) Maximum Earn-out Payments. As additional consideration for the Purchased Assets, the Agency shall be entitled to receive, for each of the five (5) twelve-month periods ending on the anniversaries of the Closing Date immediately following the Closing Date (each a “Calculation Period”), an additional payment as set forth in Section 2.7(c) (each an “Earn-Out Payment”). The total maximum Earn-out Payments that may be paid, if any, under this Section 2.7 will be One Million Dollars ($1,000,000) (the “Total Maximum Earn-out Payments”).

(b) Annual Sales Office Net Revenue. Within sixty (60) days following each Calculation Period, Buyer shall prepare and deliver to Sellers a statement (each an “Annual Sales Office Net Revenue Statement”) setting forth its calculation of the Adjusted Net Revenue for the applicable Calculation Period (for each such period, the “Annual Sales Office Net Revenue”). For purposes of this Agreement, “Adjusted Net Revenue” means the total aggregate revenue received by Buyer from the Business (including but not limited to commissions, overrides, carrier bonuses, and marketing support payments) minus all corresponding payments to third parties related to the production of such revenue (including but not limited to down-stream commission payments to producers).

(c) Amount of Additional Purchase Price. In accordance with Section 2.7(d), and subject to Section 2.7(e), Buyer shall pay Agency the following Earn-out Payments:

(i) First Calculation Period – Buyer will pay Agency a guaranteed payment of $100,000 for the first Calculation Period. The Annual Sales Office Net Revenue for the first Calculation Period, as determined in accordance with Section 2.7(d) and Section 2.9, shall be deemed to be the “Base Net Revenue” for purposes of this Agreement.

(ii) Second Calculation Period – Twenty-five percent (25%) of the amount, if any, by which Annual Sales Office Net Revenue for the second Calculation Period equals or exceeds the Base Net Revenue multiplied by 1.1;

(iii) Third Calculation Period – Twenty-five percent (25%) of the amount, if any, by which Annual Sales Office Net Revenue for the third Calculation Period equals or exceeds the greater of (A) the Annual Sales Office Net Revenue for the second Calculation Period multiplied by 1.1 and (B) the Base Net Revenue;

(iv) Fourth Calculation Period – Twenty-five percent (25%) of the amount, if any, by which Annual Sales Office Net Revenue for the fourth Calculation Period equals or exceeds the greater of (A) the Annual Sales Office Net Revenue for the third Calculation Period multiplied by 1.1 and (B) the Base Net Revenue; and

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(v) Fifth Calculation Period – Twenty-five percent (25%) of the amount, if any, by which Annual Sales Office Net Revenue for the fifth Calculation Period equals or exceeds the greater of (A) the Annual Sales Office Net Revenue for the fourth Calculation Period multiplied by 1.1 and (B) the Base Net Revenue.

(d) Examination and Review. The procedures set forth in Section 2.9 shall apply to each determination of Annual Sales Office Net Revenue; provided, however, that solely for purposes of this Section 2.7, the term “Annual Sales Office Net Revenue Statement” shall be substituted for each reference to “Closing Working Capital Statement” in Section 2.9, and the term “Earn-out Payment” shall be substituted for each reference to “Post-Closing Adjustment” in Section 2.9.

(e) Eligibility to Receive Payments. Notwithstanding anything to the contrary herein, if Kestler’s employment under the Kestler Employment Agreement is terminated (i) for Cause (as such term is defined in the Kestler Employment Agreement) or (ii) as a result of Kestler’s resignation without Good Reason (as such term is defined in the Kestler Employment Agreement) (either such event, a “Termination”), Buyer shall not be obligated to make, and Sellers shall not be entitled to receive, any Earn-out Payment(s) under this Section 2.7 for the Calculation Period in which such Termination occurs or any subsequent Calculation Period. For the avoidance of doubt, if Kestler is employed pursuant to the Kestler Employment Agreement for the entirety of any Calculation Period but a Termination occurs prior to the payment of the Earn-out Payment, if any, attributable to such Calculation Period, then Buyer shall be obligated to make, and the Agency shall be entitled to receive, the Earn-out Payment, attributable to such Calculation Period.

(f) Independence of Earn-out Payments. Buyer’s obligation to pay each of the Earn-Out Payments to the Sellers in accordance with this Section is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Payment and the obligation to pay an Earn-Out Payment to the Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-Out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-Out Payment for the Second Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-Out Payment for the Third Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-Out Payment for the Third Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-Out Payment for the Second Calculation Period.

(g) Timing of Payment of Earn-out Payments. Any Earn-Out Payment that Buyer is required to pay pursuant to this Section 2.7 will be paid in full no later than five (5) Business Days following the date upon which the determination of the Annual Sales Office Net Revenue for the Calculation Period becomes final and binding on Buyer and the Sellers, as provided in Section 2.7(d). Buyer shall pay to the Sellers the applicable Earn-Out Payment in cash by wire transfer of immediately available funds to the account designated in writing by the Seller to Buyer.

(h) Post-closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer will have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions for the purpose of avoiding or reducing any of the Earn-Out Payments provided for under this Agreement.

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Section 2.8. Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of closing working capital (the “Closing Working Capital Statement”).

(ii) If the closing working capital is a positive number, the “Post-Closing Adjustment” will be an amount equal to the closing working capital (as set forth in the Closing Working Capital Statement, subject to examination and review in accordance with Section 2.9), which amount Buyer shall pay to Sellers, and which amount will be treated by Buyer and Sellers as a dollar-for-dollar increase to the Purchase Price. If the closing working capital is a negative number, the “Post Closing Adjustment” will be the amount of money necessary to increase the closing working capital to Zero Dollars ($0.00), which amount Sellers shall pay to Buyer and which amount will be treated by Buyer and Sellers as a dollar-for-dollar reduction to the Purchase Price.

Section 2.9. Examination and Review. The Closing Working Capital Statement delivered pursuant to Section 2.8, and (subject to Section 2.7(d)) the Annual Sales Office Net Revenue Statement delivered pursuant to Section 2.7(a), shall be subject to examination and review in accordance with this Section 2.9.

(a) Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers shall have reasonable access to the following, each to the extent that they relate to the Closing Working Capital Statement: (i) relevant books and records of Buyer; (ii) the personnel of Buyer; and (iii) work papers prepared by Buyer; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(b) Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(c) Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial regionally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants, appointed by mutual agreement (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

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(d) Fees of the Independent Accountant. Buyer, on the one hand, and Sellers, on the other hand, shall each bear their own costs and expenses that are incurred by such party in connection with the preparation, review, dispute (if any) and final determination of the calculation of the Disputed Amounts and Undisputed Amounts; provided, however, that Buyer, on the one hand, and Sellers, on the other hand, shall share equally all reasonable expenses and fees of the Independent Accountant in connection with the review, dispute and final determination of the Closing Working Capital Statement.

(e) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement shall be conclusive and binding upon the parties hereto.

(f) Payments. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall: (i) be due (A) within five (5) Business Days of acceptance of the Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.9(e) above; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

Section 2.10. Allocation of Purchase Price; Payments. Sellers and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on Section 2.10 of the Disclosure Schedules (the “Allocation Schedule”). Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Payments due Sellers under this ARTICLE II shall be made, unless otherwise agreed by Buyer and Sellers, to the Agency by wire transfer or by other immediately available funds.

Section 2.11. Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not, in effect, acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.12. Transition Cooperation. The parties acknowledge that there is a period of transition after the Closing Date to implement fully the transfer of assets, revenues, Assumed Liabilities and expenses to Buyer from Sellers and that transactions relating to revenues, expenses and balance sheet activity. Accordingly, after the Closing Date, the parties agree to cooperate in accounting for all such revenue, expenses and balance sheet activity, including providing each other with all reasonably requested funds, information and documents, e.g., proof of payment, bank statements, insurance company and vendor statements, and invoices. Nothing in this subsection shall be used to limit, expand or otherwise interpret the provisions of this ARTICLE II. Beginning one (1) month after the Closing Date, and at least monthly thereafter, the parties shall reconcile all transactions subject to this ARTICLE II in good faith, and any resulting payments shall be due and payable within five (5) business days of the parties determination of any amounts owed as between Buyer and Sellers.

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ARTICLE III
CLOSING

Section 3.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sirote & Permutt, PC, 2311 Highland Avenue South, Birmingham, Alabama 35205, or by the exchange of electronically transmitted documents, on the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to, and does, occur is herein referred to as the “Closing Date.”

Section 3.2. Closing Deliverables.

(a) Sellers’ Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Sellers, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an employment agreement, duly executed by Kestler, in the form attached hereto as Exhibit B (the “Kestler Employment Agreement”);

(iv) an employment agreement, duly executed by Peggy Richardson (the “Richardson Agreement”);

(v) a Partial Waiver and Release Agreement, duly executed by Agency, Kestler and Thomas R. Kestler, individually and in his capacity as trustee of the Kestler Trust, in the form attached hereto as Exhibit C (the “Note Release Agreement”);

(vi) the Seller Closing Certificate;

(vii) evidence of the Tail Coverage required by Section 6.5;

(viii) all approvals, consents and waivers that are listed on Section 4.4 of the Disclosure Schedules;

(ix) a sublease agreement, duly executed by Agency for certain premises related to the operation of the OSJ Assets, in a form satisfactory to Seller and Buyer (the “Sublease”);

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(x) an expense sharing agreement, duly executed by Agency for certain expenses related to the operation of the OSJ Assets, in a form satisfactory to Seller and Buyer (the “Expense Sharing Agreement”);

(xi) the Funds Flow Summary duly executed by Agency and Kestler; and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) Buyer Deliverables. At the Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Cash Consideration;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Kestler Employment Agreement duly executed by Highland;

(iv) the Richardson Agreement duly executed by Highland;

(v) the Buyer Closing Certificate;

(vi) the Promissory Note;

(vii) the Sublease duly executed by the Buyer;

(viii) the Expense Sharing Agreement duly executed by the Buyer and Highland;

(ix) the Funds Flow Summary duly executed by Buyer; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERs

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers hereby jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Closing Date.

Section 4.1. Organization and Qualification of Sellers.

(a) Agency is a corporation duly organized, validly existing and in good standing under the Laws of the state of Virginia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it that are necessary for the operation of the Business as currently conducted.

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(b) Kestler is an individual resident of the State of Virginia and has full power and authority to own, operate, or lease the properties and assets now owned, operated or leased by or through him that are necessary for the operation of the Business as it has been and as currently conducted.

(c) Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Agency is required to be licensed or qualified to do business, and Agency is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.2. Authority of Seller. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against him or it in accordance with its terms.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Agency consists of Five Thousand (5,000) shares, consisting of One Hundred (100) shares of Class A Voting Common Stock, with a par value of Twenty Cents ($0.20) per share, and Four Thousand Nine Hundred (4,900) shares of Class B Nonvoting Common Stock, with a par value of Twenty Cents ($0.20) per share, of which Fifty (50) shares of Class A Voting Common Stock and Nine Hundred Fifty (950) shares of Class B Nonvoting Common Stock are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Kestler, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which a Seller is or has previously been a party or subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth on Section 4.3 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to capital stock of, or other equity interest in, the Agency or obligating Agency or Kestler to issue or sell any shares of capital stock of, or any other equity interest in, the Agency. The Agency does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.4. No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby by Sellers, and not by any actions of Buyer, do not and will not: (a) result in a breach of any provision of any Law or Governmental Order applicable to such Seller or the Purchased Assets; (b) except as set forth in Section 4.4 of the Disclosure Schedules, require the consent, notice or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the Purchased Assets are bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. Other than as set forth in Section 4.4 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, or consent from, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.5. Financial Statements. Complete copies of the financial statements consisting of the unaudited balance sheet of the Business as at each of December 31, 2015, December 31, 2016 and December 31, 2017, and the related statements of income, retained earnings, stockholders’ equity and cash flow for the each of the twelve (12) month periods then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at March 31, 2018 and the related statements of income, retained earnings, stockholders’ equity and cash flow for the three (3) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

Section 4.6. Undisclosed Liabilities. No Seller has any Liabilities with respect to the Business, except: (a) those which have been incurred in the ordinary course of business after the date of the Interim Financial Statement consistent with past practice and which are not, individually or in the aggregate, material in amount; and (b) Liabilities associated with the Permitted Encumbrances.

Section 4.7. Income Tax Returns. Complete copies of the federal income tax returns of each Seller for each of the years 2015, 2016 and 2017, have been delivered to Buyer. Such Tax Returns are based on the Books and Records of the Business, and fairly present in all material respects the financial condition of the Business and Sellers as of the respective dates they were filed and the results of the operations of the Business for the periods indicated.

Section 4.8. Absence of Certain Changes, Events and Conditions. Except as otherwise provided in Section 4.8 of the Disclosure Schedules, since December 31, 2017, there has not been any:

(a) event, occurrence or development with respect to the Business that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b) indication, notification or expectation that a material advisor, producer or insurance carrier relationship related to the Purchased Assets may be terminated or otherwise materially altered;

(c) change in any method of accounting or accounting practice of the Agency, except as required by applicable Law or as disclosed in the notes to the Financial Statements;

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(d) increase in the compensation or reimbursable expenses (including salaries, fees, commission rates, bonuses, or profit-sharing, incentive, pension, retirement or deferred compensation, or marketing expense payments) of any employee, advisor or producer of the Agency, or agreement or other commitment to pay, conditionally or otherwise, any bonus, extra compensation or commission, pension or severance pay, or expense reimbursement payment, to any of its present or former directors, officers or employees, advisors or producers, other than in the ordinary course of business consistent with the prior practices and policies of the Agency;

(e) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution of the Agency or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Agency under any similar Law;

(f) mortgage, pledge or other Encumbrance of any of assets of the Agency, tangible or intangible;

(g) Losses or the occurrence of any other event or condition of any character adverse to the Purchased Assets in excess of Twenty-Five Thousand Dollars ($25,000); or

(h) any agreement to do any of the foregoing or any action or omission that would result in any of the foregoing.

Section 4.9. Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.9 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable; and

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Purchased Assets.

Section 4.10. Condition and Sufficiency of Assets. Except as set forth in Section 4.10 of the Disclosure Schedules, the Purchased Assets are adequate for the uses to which they are being put. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets is material to the operation of the Business after the Closing Date.

Section 4.11. Real Property.

(a) Except as set forth on Section 4.11(a) of the Disclosure Schedules, no Seller owns any interest in any real property necessary for the operation of the Business.

(b) Section 4.11(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers that is necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller holds any Leased Real Property necessary for the operation of the Business (each a “Lease” and collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

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(i) To Sellers’ Knowledge, such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful possession of the Leased Real Property;

(ii) except as disclosed on Section 4.11(b)(ii) of the Disclosure Schedules no Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Lease;

(iii) no Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Knowledge of Sellers, (a) no other party is in default thereof, and (b) no party to any Lease has exercised any termination rights with respect thereto;

(iv) except as disclosed on Section 4.11(b)(iv) of the Disclosure Schedules no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) no Seller has pledged, mortgaged or otherwise granted an Encumbrance on any leasehold interest in any Leased Real Property.

Section 4.12. Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules lists all Seller Intellectual Property material to the operation of the Business, including whether such Seller Intellectual Property is: (i) Licensed Intellectual Property; or (ii) Owned Intellectual Property.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, Sellers: (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances; and (ii) have a valid license in and to the Licensed Intellectual Property as such Licensed Intellectual Property has formerly been, and currently is, used in connection with the Business. Sellers are in compliance with all legal and contractual requirements applicable to the Seller Intellectual Property and Sellers’ ownership and use thereof.

(c) The Seller Intellectual Property as currently and formerly owned, licensed or used by Sellers, and Sellers’ conduct of its business as currently and formerly conducted have not, does not and, based upon Sellers’ Knowledge, will not infringe, violate or misappropriate the Intellectual Property of any Person. No Seller has received any communication, and no Action has been instituted, settled or, to Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Seller Intellectual Property is subject to any outstanding Governmental Order. No Seller has licensed, sublicensed or otherwise granted rights or authority to any Person with respect to any Seller Intellectual Property. To Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Seller Intellectual Property.

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Section 4.13. Insurance.

(a) Section 4.13 of the Disclosure Schedules sets forth: (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business or the Purchased Assets, a list of all pending claims and the claims history for Sellers for the five (5) year period ending on the date hereof. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers, nor to Sellers’ Knowledge any of their Affiliates, have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid.

(b) To Sellers’ Knowledge, all such Insurance Policies are in full force and effect and enforceable in accordance with their terms and are provided by carriers who are financially solvent. No Insurance Policy has been subject to any lapse in coverage. No Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

(c) Among the Insurance Policies maintained by Sellers and its Affiliates (as applicable) is a policy (or are policies) providing professional liability (errors & omissions) coverage with respect to the Sellers, the Business, and the Purchased Assets (the “E&O Insurance”). The E&O Insurance provides adequate professional liability insurance coverage (including, without limitation, terms, conditions and limits) to cover any reasonably foreseeable incidents, claims, matters, or any other occurrence arising from or with respect to the Business and the Purchased Assets.

Section 4.14. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may to give rise to any such Action.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets. Sellers are in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. No event has occurred, and to Sellers’ Knowledge no circumstances exist, that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15. Compliance with Laws; Permits. Sellers have materially complied, and are now materially complying, with all Laws applicable to the conduct of the Business as currently conducted by the Sellers or the ownership and use of the Purchased Assets. All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.

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Section 4.16. Employee Benefit Matters.

(a) Section 4.16(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, to Sellers’ Knowledge, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of § 3(37) of ERISA) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under § 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and, if applicable, has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under §§ 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under § 502 of ERISA or to any Tax or penalty under § 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with generally accepted accounting principals.

(c) Other than as required under § 601 et seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any Person for any reason.

(d) There is no pending or to Sellers’ Knowledge threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(e) Each Benefit Plan that is subject to § 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of § 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes, interest or penalties incurred pursuant to § 409A of the Code.

(f) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of § 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of § 280G(c) of the Code.

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Section 4.17. Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the monetary fringe benefits provided to each such Person as of the date hereof. Except as set forth in Section 4.17(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.

(b) Sellers are, and at all times have been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Seller pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.18. Taxes. Except as set forth in Section 4.18 of the Disclosure Schedules:

(a) all Tax Returns required to be filed by any Seller for any Pre-Closing Tax Period have been, or will be, timely (taking into account any valid extensions of the due date for filing which are or have been properly obtained) filed. Such Tax Returns are, or will be, true, complete and correct in all material respects;

(b) all Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been timely (taking into account any valid extensions of the due date for filing which are or have been properly obtained) paid;

(c) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

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(d) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller;

(e) all deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid;

(f) no Seller is a party to any Action by any taxing authority and there are no pending or threatened Actions by any taxing authority against one or both of the Sellers;

(g) there are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Section 4.19. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

Section 4.20. Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.21. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONTAINED IN THIS ARTICLE IV TITLED “REPRESENTATIONS AND WARRANTIES OF SELLERS” (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION AND WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date of the Closing Date.

Section 5.1. Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

Section 5.2. Authority of Buyer. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 5.3. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, except which consents have already been obtained. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.4. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action or investigation by or before any Governmental Authority pending or, to Buyer’s knowledge, threatened against or involving Buyer or any Affiliate of Buyer that would result in a Material Adverse Effect, and no event has occurred and no circumstances exist that may give rise to or serve as a basis for any such Action.

Section 5.5. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.6. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.7. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

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Section 5.8. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE BUYER CONTAINED IN THIS ARTICLE V TITLED “REPRESENTATIONS AND WARRANTIES OF BUYER”, THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION AND WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI
COVENANTS

Section 6.1. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall conduct the Business in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization of the Agency, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets by the Sellers;

(b) pay the debts, Taxes and other obligations regarding or relating to the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e) fully perform all of their obligations under the Assigned Contracts;

(f) maintain the Books and Records in accordance with past practice; and

(g) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets by the Sellers.

Section 6.2. Notice of Certain Events; Updates to Disclosure Schedules. From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which: (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct; or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied;

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(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.3. Employees and Employee Benefits.

(a) Effective and commencing as of the Closing Date, Sellers shall terminate all employees of the Agency that perform services relating to the Business who are active as of the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, consultant or Insurance Producer of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled Persons on or prior to the Closing Date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, consultants or Insurance Producers of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors, consultants or Insurance Producers of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

Section 6.4. Confidentiality. From and after the date hereof, Sellers shall hold, and shall use their reasonable best efforts to cause their respective Affiliates and Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that such information is: (a) used by Kestler in his performance of services under the Kestler Employment Agreement or the enforcement of rights under the Transaction Documents; (b) generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (c) lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers, or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed.

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Section 6.5. E&O Insurance Tail Coverage; Non-Dissolution of Agency. Sellers shall purchase, effective as of Closing Date, an extended reporting period (tail coverage) of no less than three (3) years as respects to the E&O Insurance for the purposes of covering claims relating to incidents and matters occurring prior to the Closing (the “Tail Coverage”). Sellers shall, on or prior to the Closing Date, pay in full the entire amount of any required premiums for such Tail Coverage, pursuant to the terms thereof. In addition, Kestler shall not dissolve, liquidate or otherwise wind up the affairs of the Agency prior to the third (3rd) anniversary of the Closing Date.

Section 6.6. Noncompetition; Nonsolicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), except for the benefit of the Buyer and its Affiliates while Kestler is an employee of the Buyer or its Affiliates, and except as specifically set forth in Section 6.6(b) below, no Seller shall, and shall not permit any of its respective Affiliates to, directly or indirectly: (i) engage in, or assist any other Person to engage in, the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any Client, material supplier, material service provider, or material licensor of the Business, to terminate or modify any such relationship to the detriment of the Purchased Assets or the Business. For purposes of this Section 6.6, the term “Client” means any Person: (i) who has purchased, or who has contracted with the Agency to purchase, Restricted Business during the twelve (12) month period prior to the date of this Agreement, or who purchases, or who contracts with the Buyer or its Affiliates to purchase, Restricted Business at any time during the Restricted Period, and (ii) if such purchase or contract for purchase occurs during the Restricted Period, to whom Kestler provided Restricted Business on behalf of the Buyer or its Affiliates, or regarding whom Kestler obtained confidential information during the Restricted Period as a direct result of Kestler’s employment with the Buyer or its Affiliates. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own more than two percent (2%) of any class of securities of such Person.

(b) During the Restricted Period, and both inside and outside the Territory, the Sellers and their Affiliates (a) may engage in, may assist any other Person to engage in, and may have an interest in any Person that engages in, either directly or indirectly, and in any capacity, any one or more of the following areas of business: (i) insurance-related product development, excluding sales of such products; (ii) as a broker/dealer or as an employee or representative of a broker/dealer; and (iii) insurance industry association matters; and (b) may service, may assist any other Person to service, and may have an interest in any Person that services, either directly or indirectly, and in any capacity, Branch Development Partners, which is the office of supervisory jurisdiction for Centaurus Financial Inc. (collectively, the “Permitted Activities”). The Sellers and the Buyer expressly acknowledge that the Permitted Activities are not Restricted Business.

(c) During the Restricted Period, no Seller shall, and shall not permit any of its respective Affiliates to, directly or indirectly: (i) solicit, hire, recruit, attempt to hire or recruit any Insurance Producer who has written insurance business through any Seller in the twelve (12) month period preceding the Closing Date or during the Restricted Period (each a “Protected Producer”) to engage in the Restricted Business; or (ii) encourage or induce any such Protected Producer to terminate his, her, or its relationship with the Business or Buyer. Notwithstanding the foregoing or anything to the contrary herein, the parties acknowledge and agree that the term “Protected Producer” does not include Kestler’s spouse, Emily Kestler, and nothing in this Section 6.6(c) shall restrict the Sellers’ conduct with respect to Emily Kestler.

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(d) Each Seller acknowledges and agrees that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to Buyer and the Purchased Assets following the Closing, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Seller acknowledges and agrees that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Kestler further recognizes that the Buyer draws its customers from across the United States by telephone, in-person contact, and contact through email and the internet, and accordingly, due to the national scope of the Buyer’s customer base, the nationwide geographic limitation for the covenants contained in this Section 6.6 are necessary. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.7. Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.8. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely (taking into account any valid extensions of the due date for filing which are or have been properly obtained) file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.9. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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Section 6.10. Amendments to Agency’s Organizational Documents. Within thirty (30) days following the Closing, Agency shall amend its certificate of incorporation to reflect a name for Agency that in no way resembles “Kestler Financial Group.” Buyer may, after the Closing, file all such documents necessary to register the name “Kestler Financial Group” as a trade or fictitious name of Buyer in such jurisdictions as Buyer shall deem necessary, and the Sellers shall cooperate as reasonably requested in connection therewith.

ARTICLE VII
Conditions to closing

Section 7.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.4 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(h) Buyer shall have received a certificate, dated as of the Closing Date and signed by each of Kestler and a duly appointed officer of Agency (the “Seller Closing Certificate”), certifying that:

(i) that each of the conditions set forth in Section 7.1(a) have been satisfied; and

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(ii) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Agency authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.2. Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

(e) Seller shall have received a certificate, dated as of the Closing Date and signed by a duly appointed officer Buyer (the “Buyer Closing Certificate”), certifying that:

(i) each of the conditions set forth in Section 7.2(a) have been satisfied; and,

(ii) that attached thereto are true and complete copies of all resolutions adopted by the manager of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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ARTICLE VIII
INDEMNIFICATION

Section 8.1. Survival. Subject to the limitations and other provisions of this Agreement, the Buyer and Sellers agree that the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until they expire on the date that is twenty-four (24) months from the Closing Date; provided, however, that the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.9, Section 4.15, Section 4.16, Section 4.18, Section 4.19, Section 5.1, Section 5.2, Section 5.5, Section 5.6 and Section 5.7 (collectively, the “Fundamental Representations”), will survive indefinitely unless an earlier statute of limitations applies, in which case such Fundamental Representation shall survive until the date that is sixty (60) days following the expiration of such statute of limitations (such date, as applicable, the “Survival Date”). All covenants and agreements of the parties contained herein shall survive the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2. Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) provided Buyer has notified Sellers in writing of such Loss on or prior to the Survival Date, which notice will include reasonable specificity regarding the facts relating to such Loss;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement or any of the other Transaction Documents or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim or Liability based upon, resulting from, arising out of, or related to the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e) any Liability arising out of or relating to the Taxes of Sellers or their Affiliates, or any Action with respect to the Purchased Assets (including, but not limited to, any Action by a Government Authority) related to such Taxes; and

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(f) any Third Party Claim or Liability arising out of the Agency’s or the Buyer’s employment of John McDermott (“McDermott”) related to any claim by McDermott’s former employer regarding the alleged violation of any restrictive covenant, breach of fiduciary duty, or use of confidential information of such former employer; regardless of whether such claim or the conditions giving rise to such claim arises prior to or after the Closing Date.

Section 8.3. Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Sellers and their respective Affiliates and Representatives (collectively, “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Transaction Agreements or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement.

Section 8.4. Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and in any event not later than fifteen (15) calendar days after receipt of notice of such Third Party Claim. Provided, in the case of a breach of a representation or warranty, the notice was received prior to the Survival Date, the failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or a customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim to the extent indemnification for such Losses is required under this Agreement. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned, or delayed, except as provided in this Section 8.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than fifteen (15) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days after the earlier of (i) the date the Indemnifying Party agrees to pay such Loss or (ii) it receives written notice of such final, non-appealable adjudication, by wire transfer of immediately available funds to an account designated by the Indemnified Party in writing. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the Applicable Federal Rate. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.5. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.6. Exclusive Remedies. Subject to Section 6.6, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from common law fraud or willful misconduct on the part of a party hereto, or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the other Transaction Documents (other than the Kestler Employment Agreement) or any certificate or instrument delivered by or on behalf of Sellers or Buyer pursuant to this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the other Transaction Documents (other than the Kestler Employment Agreement) or any certificate or instrument delivered by or on behalf of Sellers or Buyer pursuant to this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of common law fraud of any party or any party’s willful misconduct.

Section 8.7. Mitigation. Each party entitled to indemnification under this Agreement shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under this Agreement or in connection with this Agreement.

Section 8.8. Insurance. The amount of any Loss subject to indemnification under Section 8.2 or Section 8.3 will be calculated net of any insurance proceeds (net of collection expenses) or any indemnity, contribution or other similar payment recoverable or received by the Indemnitee from any third party with respect thereto (net of collection expenses).

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Section 8.9. Buyer Right to Set-Off. Subject to Section 8.8, Section 8.10, Section 8.11 and Section 8.12, Sellers acknowledge and agree that should any indemnification become due and payable to Buyer under this ARTICLE VIII, Buyer shall be entitled to offset the amount of such indemnification against any payment of the Purchase Price or other payment due to any Seller pursuant to this Agreement (including the Disclosure Schedules, or any Schedule or Exhibit hereto or thereto), and any other Transaction Document (other than the Kestler Employment Agreement), including the Promissory Note; provided, however, that nothing contained in this Section 8.9 shall impose any limitation on any liability of Sellers hereunder or otherwise limit the recovery that Buyer shall otherwise be entitled to under this ARTICLE VIII.

Section 8.10. Basket. The indemnification right in ARTICLE VIII shall not apply to any Loss until the aggregate of all Losses of the Buyer or the Sellers, respectively, exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket”). Once the amount of the Basket has been exceeded, the applicable Indemnified Party shall be entitled to seek relief for the full amount of all Losses, including all amounts under the Basket. Notwithstanding the foregoing, the limitations of this Section 8.10 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, or with respect to the Sellers’ indemnification obligations under Section 8.2(f).

Section 8.11. Cap on Indemnification Obligations. Notwithstanding anything to the contrary set forth herein, the maximum amount of indemnification owed by the Buyer or the Sellers under Section 8.2(a) or Section 8.3(a), respectively, shall be as follows: (i) the aggregate liability of the Sellers under Section 8.2(a) hereof in respect of inaccuracies in, or breaches of, representations and warranties made by the Sellers, and (ii) the aggregate liability of the Buyer under Section 8.3(a) hereof in respect of inaccuracies in, or breaches of, representations and warranties made by the Buyer, in each case, shall not exceed fifty Percent (50%) of the Purchase Price (the “Cap”); provided, however, that with respect to (i) the aggregate liability of the Sellers under Section 8.2(a) hereof in respect of inaccuracies in, or breaches of, any Fundamental Representation by Sellers or, for avoidance of doubt, the common law fraud or intentional misrepresentations of the Sellers, or (ii) the aggregate liability of the Buyer under Section 8.2(a) hereof in respect of inaccuracies in, or breaches of, any Fundamental Representation by Buyer or, for avoidance of doubt, the common law fraud or intentional misrepresentations of the Buyer, the maximum amount of indemnification owed by the Buyer or the Sellers, respectively, will be the Purchase Price (the “Fundamental Representation Cap”).

Section 8.12. Purchase Price Adjustment; Tax Benefit. Notwithstanding anything to the contrary contained in this Agreement, no party shall have the right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation contained in Section 2.5(a), Section 2.8 or Section 2.9 of this Agreement or to the extent such party shall have requested an adjustment to any payments contained in the foregoing Sections of this Agreement on account of any matter forming the basis for such Loss or alleged Loss. Further, payments by an Indemnifying Party pursuant to this ARTICLE VIII in respect of any Loss will be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

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ARTICLE IX
TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2018, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 6.4 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X
MISCELLANEOUS

Section 10.1. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered to the receiving party by hand (with written confirmation of receipt by the receiving party); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF or similar document (with confirmation of transmission) if sent before 4:00 p.m., EST, and on the next Business Day if sent after 4:00 p.m., EST; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers:	Jason Kestler 1608 Village Market Boulevard, SE Suite 200 Leesburg, VA 20175 Email:

with a copy, which will not constitute notice to:	Atwill, Troxell & Leigh, P.C.50 Catoctin Circle, NE, Suite 303 Leesburg, Virginia 20176 Fax: 703-777-4001 Email: Attn: Keith C. Troxell

If to Buyer:	Ladenburg Thalmann Annuity Insurance Services LLC 3535 Grandview Parkway, Suite 600 Birmingham, AL 35243 Email: Attn: Chief Financial Officer

with a copy, which will not constitute notice to:	Sirote & Permutt, P.C. 2311 Highland Avenue South Birmingham, AL Fax: (205) 212-2876 Email: Attn: R. Michael Murphy

And	Ladenburg Thalmann Financial Services Inc. 4400 Biscayne Blvd., 12th Floor Miami, FL 33137 Email: Attn: Brian L. Heller

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Section 10.3. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.6(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6. Entire Agreement. This Agreement and the other Transaction Documents (and the exhibits hereto and thereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in this Agreement and those in the other Transaction Documents, the statements in this Agreement will control.

Section 10.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8. No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.9. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ALABAMA, IN EACH CASE LOCATED IN THE CITY OF BIRMINGHAM AND COUNTY OF JEFFERSON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLERS:

Kestler Financial Group, Inc.

By:	/s/ Jason A. Kestler
Name:	Jason A. Kestler
Title:	President

Jason A. Kestler

/s/ Jason A. Kestler
Jason A. Kestler

BUYER:

Ladenburg Thalmann Annuity Insurance Services LLC

By:	/s/ Jim Gelder
Name:	Jim Gelder
Title:	President and CEO

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF PROMISSORY NOTE

(attached)

Exhibit A

EXHIBIT B

FORM OF KESTLER EMPLOYMENT AGREEMENT

(attached)

Exhibit B

EXHIBIT C

FORM OF NOTE RELEASE AGREEMENT

(attached)

Exhibit C